Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our report dated October 31, 2008 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended September 26, 2008:

Form S-8	No. 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171; and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-3	No. 333-108486	Harris Corporation Debt and Equity Securities
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-3 ASR	No. 333-132238	Harris Corporation Debt and Equity Securities
/s/ Ernst & Young LLP
Certified Public Accountants
West Palm Beach, Florida
October 31, 2008